EXHIBIT 4.1

No.	Shares

THE SECURITIES PRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE, GIFT, TRANSFER OR OTHER DISPOSITION THEREOF OR OF ANY INTEREST THEREIN SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH SECURITIES ARE (I) REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES OR ‘BLUE SKY’ LAWS OR (II) EXEMPT FROM SUCH REGISTRATION.

Void after September 16, 2015

WARRANT TO PURCHASE SHARES

OF

CAPITAL STOCK

OF

ARROWHEAD RESEARCH CORPORATION,

A Delaware corporation

This certifies that                              (the “Holder”), or assigns, for value received, is entitled to purchase from Arrowhead Research Corporation (the “Company”), subject to the terms set forth below, including the terms and conditions set forth in Section 6, a maximum of                              fully-paid and non-assessable shares (subject to adjustment as provided herein) of the Company’s Common Stock, $0.001 par value (“Common Stock”), for cash at a price of $0.50 per share (the “Exercise Price”) (subject to adjustment as provided herein) at any time or from time to time on or after March 17, 2011, (the “Initial Exercise Date”), and up to and including 5:00 p.m. (New York City Time) on September 16, 2015 (the “Expiration Date”) upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Notice of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price is subject to adjustment as provided in Section 3 of this Warrant. This Warrant is issued subject to the following terms and conditions:

1. Exercise.

The Holder may exercise this Warrant at any time or from time to time on or after the Initial Exercise Date and on or prior to the Expiration Date, for all or any part of the Warrant Shares (but not for a fraction of a share of Common Stock) which may be purchased hereunder, as that number may be adjusted pursuant to Section 3 of this Warrant. Except as set forth below, the Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Notice of Subscription delivered, and payment in cash made for such Warrant Shares (such date, a “Date of Exercise”). Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than the third trading day following the Date of Exercise. In case of a purchase of less than all the Warrant Shares which may be purchased under this Warrant, the Company

No.	Shares

shall cancel this Warrant and execute and deliver to the Holder hereof within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under the Warrant surrendered upon such purchase. Each stock certificate so delivered shall be registered in the name of such Holder and issued with legends in accordance with the Subscription Agreement pursuant to which this Warrant was originally issued (the “Subscription Agreement”).

2. Shares to be Fully Paid. The Company covenants and agrees that all Warrant Shares, will, upon issuance and, if applicable, payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and non-assessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein.

3. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

a. Subdivision or Combination of Stock. In the event the outstanding shares of the Company’s Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the date hereof (an “Upward Adjustment Event”) into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Common Stock issuable hereunder proportionately increased; if this Warrant is being exercised to purchase shares of Preferred Stock following an Upward Adjustment Event, the Exercise Price shall be unaffected by such event, but the Common Stock conversion ratio for the Preferred Stock shall be adjusted so that upon the conversion of any Preferred Stock into Common Stock, the Holder would receive the name number of shares of Common Stock as if the Warrant had originally been exercised for Common Stock. Conversely, in the event the outstanding shares of the Company’s Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the date hereof into a lesser number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Common Stock issuable hereunder proportionately decreased and a corresponding change in the conversion ratio for the Preferred Stock shall be similarly adjusted.

b. Reclassification. If any reclassification of the capital stock of the Company or any reorganization, consolidation, merger, or any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the business and/or assets of the Company (each, a “Reclassification Event”) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such Reclassification Event lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities, or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any Reclassification Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares), shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise hereof.

No.	Shares

c. Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of Warrant Shares, the Company shall give written notice thereof at the address of such Holder as shown on the books of the Company. The notice shall be prepared and signed by the Company’s Chief Executive Officer or Chief Financial Officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4. Redemption.

a. Subject to the provisions of this Section 4, at any time after the Initial Exercise Date, if (i) a period of at least twelve (12) months and one day has elapsed since the Closing Date; (ii) the last reported sale price of the Common Stock on the principal stock exchange or quotation service on which the Common Stock trades is greater than $2.00 (subject to adjustment pursuant to Section 3 hereof) for at least thirty (30) trading days during any consecutive sixty (60) trading-day period and (ii) the Company has fully honored, in accordance with the terms of this Warrant, all Notices of Subscription delivered prior to 5:00 p.m. (New York City time) on the Call Date (as defined below), then the Company may redeem this Warrant at a price of $1.00 (the “Redemption Price”). To exercise this right, the Company shall, not less than thirty (30) days prior to the Call Date, deliver to the Holder an irrevocable written notice (the “Call Notice”) informing the Holder that the Common Stock has traded at the required levels for the specified time periods and specifying the date on which the Company shall redeem this Warrant in accordance with this Section 4 (the “Call Date”). If the Warrant is not exercised on or before the Call Date, then this Warrant shall be cancelled at 5:00 p.m. (New York City time) on the Call Date, and the Company shall thereafter deliver the Redemption Price to such Holder at its address of record. The Company covenants and agrees that it will honor all Notices of Subscription with respect to Warrant Shares that are tendered from the time of delivery of the Call Notice through 5:00 p.m. (New York City time) on the Call Date. For the avoidance of doubt, the Company’s delivery to Holder of the Redemption Price of $1.00 shall be effective to redeem this Warrant in its entirety pursuant to this Section 4, without regard to the number of Warrant Shares then potentially issuable upon exercise of the Warrant.

b. If (A) the Holder timely delivers to the Company a notice of exercise and tenders the applicable purchase price on or before the Call Date, and (B) the Company is unable to issue the full number of Warrant Shares potentially issuable as of the Call Date solely due to the limitations in Section 6.1 regarding the Holder’s acquisition of more than the Maximum Percentage (as may have been adjusted prior to the Call Date pursuant to Section 6(c), but in any event not to be lower than 4.999%), then in such instance and subject to the foregoing limitation, the Company shall honor the exercise only to the extent allowed under Section 6.1 based on the total shares outstanding at the close of business on the Call Date and shall promptly return that portion of the exercise price not applied to the purchase of Warrant Shares. The Warrant Shares that cannot be acquired as of the Call Date shall remain issuable hereunder and the Warrant shall not be redeemed with respect to those Warrant Shares.

5. Limitation on Exercise.

a. Holder’s 20% Restrictions. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that as a result of giving effect to such exercise, such Holder (together with such Holder’s affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates)

No.	Shares

would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned (directly or indirectly through Warrant Shares or otherwise) by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. The limitations contained in this Section a shall apply only to the extent required under NASDAQ Marketplace Rule 5635(b). The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section a to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section a shall apply to a successor Holder of this Warrant.

b. Calculation of Ownership. Except as set forth in the preceding Section, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Subscription shall be deemed to be such Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two trading days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

c. Reductions to Maximum Percentage. The Holder may, at any time and upon providing the Company with written notice, lower the Maximum Percentage to any percentage below 19.99% (such amount being the “Adjusted Maximum Percentage”). Upon providing the Company with at least 61 days prior written notice, the Holder may increase the Adjusted Maximum Percentage, up to 19.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise.

No.	Shares

d. Liquidation Event. Notwithstanding the limitations set forth in this Section 6, but subject to NASDAQ Marketplace Rule 5635(b), this Warrant shall be fully exercisable upon a Liquidation Event (defined below). For purposes of this Section 6.4, “Liquidation Event” shall mean the consummation of any of the following transactions: (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company), (b) the sale of all or substantially all of the assets of the Company, or (c) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

6. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent to receive notice as a shareholder of the Company on any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

7. Compliance with Securities Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant is being acquired for Holder’s own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances which will not result in a violation of the Securities Act of 1933 or any applicable state securities laws.

8. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of the same is sought.

9. Notices. Any notice, request, or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered by hand or messenger or shall be sent by certified mail, postage prepaid, or by overnight courier to each such Holder at its address as shown on the books of the Company or to the Company at its principal place of business or such other address as either may from time to time provide to the other. Each such notice or other communication shall be treated as effective or having been given: (i) when delivered if delivered personally, (ii) if sent by registered or certified mail, at the earlier of its receipt or three business days after the same has been registered or certified as aforesaid, (iii) if sent by overnight courier, on the next business day after the same has been deposited with a nationally recognized courier service, or (iv) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:00 p.m. (New York City time) on a trading day at a facsimile number as either may from time to time provide to the other and a confirming copy of such notice is sent the same day by first class mail.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Delaware (the “Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any Court, or that such Proceeding has been commenced in an improper or

No.	Shares

inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

11. Lost or Stolen Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12. Fractional Shares. No fractional shares of Common Stock shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share of Common Stock, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Exercise Price on the date the Notice of Subscription is received by the Company.

13. Acknowledgement. Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

14. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

15. Severability of Provisions. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

No.	Shares

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized on this      day of August 2010.

“Company”

ARROWHEAD RESEARCH CORPORATION, a Delaware corporation

By:

“Holder”

Name

Address

No.	Shares

NOTICE OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:	Arrowhead Research Corporation

The undersigned, the holder of the attached Common Stock Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,      1 shares of Common Stock of Arrowhead Research Corporation and makes payment of $         therefore.

By its delivery of this Notice of Subscription, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Warrant to which this notice relates.

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

whose address is:                             .

DATED:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Name:

Title:

[1]

Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for any stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.